As filed with the Securities and Exchange Commission on May 17, 2024.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SAUL CENTERS, INC.
(Exact name of registrant as specified in its charter)

Maryland	52-1833074
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7501 Wisconsin Avenue, Bethesda, Maryland 20814
(Address of principal executive office)

SAUL CENTERS, INC. 2024 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Carlos L. Heard
Senior Vice President and Chief Financial Officer,
7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814
(Name and Address of Agent for Service)
(301) 986-6000
(Telephone Number, Including Area Code, of Agent for Service)
with a copy to:
Jeffrey B. Grill, Esq.
Charles M. Guinn, Esq.
Pillsbury Winthrop Shaw Pittman LLP
1200 Seventeenth Street NW
Washington, DC 20036
(202) 663-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

    If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 (plan information and Registrant information) will be sent or given to eligible participants as specified by Rule 428(b)(1) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus within the meaning of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated herein by this reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;
(c)	The description of the Registrant's Common Stock, contained in Exhibit 4.(h) of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those documents furnished or otherwise not deemed to be filed) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
The Registrant’s articles of incorporation and bylaws require the Registrant to indemnify to the fullest extent permitted by and under the applicable provisions of Maryland General Corporation Law any person who is or was, or who agrees to become, one of the Registrant’s directors or officers or, while one of the Registrant’s directors, is or was serving or agrees to serve, as a director, officer, partner, joint venturer, employee or trustee of another entity, who, by reason of his or her status or service as such was, or is threatened to be made a party, or otherwise involved in any proceeding. The indemnification extends to all losses suffered and all expenses actually and reasonably incurred in connection with any proceeding. The Maryland General Corporation Law provides that the Registrant may indemnify directors and officers unless (i) the director actually received an improper benefit or profit in money, property or services; (ii) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (iii) in a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

The Registrant’s articles of incorporation and bylaws require, as a condition to advancing expenses, (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant and (ii) a written affirmation to repay the amount paid by the Registrant if it is determined that the director or officer was not entitled to indemnification.
The Registrant’s officers and directors are also indemnified pursuant to the partnership agreement of Saul Holdings Limited Partnership. The Registrant has also purchased an insurance policy which purports to insure the Registrant’s officers and directors against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8.    Exhibits.
The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description of Exhibit

4.1
First Amended and Restated Articles of Incorporation of Saul Centers, Inc. filed with the Maryland Department of Assessments and Taxation on August 23, 1994 and filed as Exhibit 3.(a) of the 1993 Annual Report of the Company on Form 10-K are hereby incorporated by reference. Articles of Amendment to the First Amended and Restated Articles of Incorporation of Saul Centers, Inc., filed with the Maryland Department of Assessments and Taxation on May 28, 2004 and filed as Exhibit 3.(a) of the June 30, 2004 Quarterly Report of the Company is hereby incorporated by reference. Articles of Amendment to the First Amended and Restated Articles of Incorporation of Saul Centers, Inc., filed with the Maryland Department of Assessments and Taxation on May 26, 2006 and filed as Exhibit 3.(a) of the Company’s Current Report on Form 8-K filed May 30, 2006 is hereby incorporated by reference. Articles of Amendment to the First Amended and Restated Articles of Incorporation of Saul Centers, Inc., filed with the Maryland State Department of Assessments and Taxation on May 14, 2013 and filed as Exhibit 3.(a) of the Company's Current Report on Form 8-K filed May 14, 2013, is hereby incorporated by reference.

4.2
Second Amended and Restated Bylaws of Saul Centers, Inc. as in effect at and after June 22, 2017 and filed as Exhibit 3.(b) of the Company’s Current Report on Form 8-K filed June 28, 2017 is hereby incorporated by reference.

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1*	Saul Centers, Inc. 2024 Stock Incentive Plan.

99.2*	Form of Stock Option Agreement.

99.3*	Form of Restricted Stock Agreement for Directors.

99.4*	Form of Performance -Vesting Restricted Stock Agreement.

99.5*	Form of Time -Vesting Restricted Stock Agreement.

107*	Filing Fee Table.

    *Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statementt.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on this 17th day of May, 2024.

SAUL CENTERS, INC., a Maryland corporation (Registrant)

By:	/s/ B. Francis Saul II
B. Francis Saul II
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints D. Todd Pearson, Carlos L. Heard and Bettina Guevara, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any or all other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said authority to do and perform each and every act and thing requisite and necessary to be done in connection with such matters, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all said attorney-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ B. Francis Saul II	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 17. 2024
B. Francis Saul II
/s/ Philip D. Caraci	Vice Chairman of the Board	May 17. 2024
Philip D. Caraci
/s/ Patricia Saul Lotuff	Vice Chairman of the Board	May 17. 2024
Patricia Saul Lotuff
/s/ D. Todd Pearson	President, Chief Operating Officer, and Director	May 17. 2024
D. Todd Pearson
/s/ Joel A. Friedman	Executive Vice President, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	May 17. 2024
Joel A. Friedman
/s/ Carlos L. Heard	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 17. 2024
Carlos L. Heard
/s/ John E. Chapoton	Director	May 17. 2024
John E. Chapoton
/s/ G. Patrick Clancy, Jr.	Director	May 17. 2024
G. Patrick Clancy, Jr.
/s/ Willoughby Laycock	Director	May 17. 2024
Willoughby Laycock
/s/ J. Page Lansdale	Director	May 17. 2024
J. Page Lansdale
/s/ LaSalle D. Leffall III	Director	May 17. 2024
LaSalle D. Leffall III
Director
H. Gregory Platts
Director
Earl A. Powell, III
/s/ Andrew M. Saul II	Director	May 17. 2024
Andrew M. Saul II
/s/ Mark Sullivan III	Director	May 17. 2024
Mark Sullivan III